UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2012
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2012, Jay H. Bhatt notified the Board of Directors of Progress Software Corporation (the “Company”), that he plans to step down as President and Chief Executive Officer and as a Director of the Company to pursue another leadership opportunity. Mr. Bhatt will continue in his roles at the Company (including his role as principal executive officer) until December 7, 2012. The Board of Directors has initiated a search process and retained an executive search firm to identify a new President and Chief Executive Officer.

On October 7, 2012, the Board of Directors appointed Philip M. Pead, a current Director and Non-Executive Chairman of the Board of Directors of the Company, as Executive Chairman of the Board, effective immediately. Also, in connection with his appointment as Executive Chairman, Mr. Pead ceased to be a member of the Compensation and Nominating and Corporate Governance Committees. On October 8, 2012, the Board of Directors appointed Charles F. Kane to the Compensation Committee and David A. Krall to the Nominating and Corporate Governance Committee, effective immediately. As a result, the current membership of the Board of Directors' standing committees is as follows:  Audit Committee, Charles F. Kane (Chair), John R. Egan and Michael L. Mark; Compensation Committee, David A. Krall (Chair), John R. Egan and Charles F. Kane; and Nominating and Corporate Governance Committee, Ram Gupta (Chair), Michael L. Mark and David A. Krall.

On October 8, 2012, the Company issued a press release announcing Mr. Bhatt's decision to step down as the President and Chief Executive Officer of the Company and Mr. Pead's appointment as Executive Chairman. A copy of this press release is attached as Exhibit 99.1 to this 8-K.

9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Issued by Progress Software Corporation, dated October 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 9, 2012	Progress Software Corporation

		By:	/s/ Melissa H. Cruz
Melissa H. Cruz
Senior Vice President, Finance and Administration and Chief Financial Officer